UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2012

GRANITE FALLS ENERGY, LLC
(Exact name of registrant as specified in its charter)

Minnesota	000-51277	41-1997390
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

15045 Highway 23 SE, Granite Falls, MN	56241-0216
(Address of principal executive offices)	(Zip Code)

(320) 564-3100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2012, Steve Christensen was appointed as the Chief Executive Officer of Granite Falls Energy, LLC (the "Company"). The effective date of Mr. Christensen's appointment is Monday April 23, 2012, which coincides with the resignation of the Company's interim Chief Executive Officer, Wayne Gordon.

Mr. Christensen is 55 years old. Mr. Christensen's most recent position was the CEO/General Manager of Western Wisconsin Energy, a Fagen/ICM designed and built ethanol plant in Boyceville, Wisconsin, from construction in 2005 until its sale to Big River Resources, LLC in December of 2011. Mr. Christensen's career has included several positions for Hubbard Milling Company, ADM, and JD Hieskell. Mr. Christensen is originally from SW Iowa where he and his brother have a family farm operation. Mr. Christensen holds a B.S. degree in Animal Science from Iowa State and has completed some post graduate work in business. Mr. Christensen will be relocating to the Granite Falls area.

The Company and Mr. Christensen executed an employment agreement which provides that it may be terminated by either the Company or Mr. Christensen. In the event the Company terminates Mr. Christensen's employment without cause as defined in the agreement, the Company will pay Mr. Christensen's salary and benefits for a period of six months following the termination. In the event the Company terminates Mr. Christen's employment for cause, no additional payments are required to be made to Mr. Christensen following his termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE FALLS ENERGY, LLC

Date: April 23, 2012	/s/ Stacie Schuler
Stacie Schuler, Chief Financial Officer